Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Concentra® Announces Signing of Definitive Agreement to Acquire Pivot Onsite Innovations

ADDISON, TEXAS — Concentra Group Holdings Parent, Inc. (“Concentra,” “the Company,” “we,” “us,” or “our”) (NYSE: CON), the nation’s largest provider of occupational health services, today announced the signing of a definitive agreement to acquire Pivot Onsite Innovations from Athletico Physical Therapy. Pivot Onsite Innovations is a leader in the onsite health industry with over 200 onsite health clinics at employer locations in over 40 states.

“Joining forces with Pivot Onsite Innovations represents an exciting new chapter for Concentra Onsite Health,” said Matt DiCanio, Concentra's President and Chief Financial Officer. “Since 1993, our onsite health clinics have provided employees with immediate access to high-quality care at their workplaces across the country. Like Concentra, Pivot Onsite Innovations emphasizes workplace health through programs designed to promote a safer, healthier, and more productive workforce. This collaboration doubles the size of our growing Concentra Onsite Health operating segment.”

“At Concentra Onsite Health, we understand the importance of building personal and meaningful relationships with employers, their employees, and their communities. The cultural alignment and combined strengths of these two companies will ensure that customers continue to receive exceptional service and high-quality clinical care, as well as access to Concentra Onsite Health’s advanced primary care offering,” said Mike Rhine, Executive Vice President, Chief Operating Officer, Onsite Health and Telemedicine. “We look forward to the combined resources and scale of our Onsite Health business, with the addition of the Pivot Onsite Innovations team, that aligns with Concentra’s mission to improve the health of America’s workforce, one patient at a time.”

Pivot Onsite Innovations has provided occupational health, wellness, prevention, and performance services for over two decades, delivering better health outcomes for employees at leading organizations across the country.

“Over the last 25 years, we have grown by providing personalized, high-quality services to our customers and creating advancement opportunities for our employees. By joining forces with Concentra, we are excited to build on these positive outcomes and expand our service offerings for our customers and employees,” said Dr. Lawrence J. Goren, Founder and Chief Medical Officer of Pivot Onsite Innovations.

Key members of Pivot Onsite Innovations’ executive team, led by Dr. Goren, Scott Goren, and Paul Goren, will transition to Concentra Onsite Health.

Both companies are committed to ensuring a seamless transition for Pivot’s clients, with no disruption to current services. Pivot’s customers will continue to receive care from their trusted, familiar teams, backed by Concentra's expanded resources and capabilities.

“We are pleased to retain key management as their leadership and expertise will be instrumental in ensuring continuity as we grow and collaboratively shape the future of the business for both our customers and our colleagues,” said Rhine.

Concentra has long been known as the premier provider of occupational health services, currently offering its services through an extensive nationwide network of approximately 620 occupational health centers and more than 150 onsite health clinics at employer worksites. With the addition of Pivot Onsite Innovations, the Concentra Onsite Health organization will expand to approximately 350 onsite health clinics at employer worksites located in over 40 states. Concentra customers will benefit as the company leverages over 50 years of combined onsite experience and expertise to continue to provide trusted care in support of its mission to improve the health of America’s workforce, one patient at a time.

This transaction values Pivot Onsite Innovations at $55 million, subject to adjustment in accordance with the terms and conditions set forth in the Purchase Agreement. Concentra currently expects to finance the announced transaction using a combination of cash on hand and available borrowing capacity under its existing revolving credit facility.

This transaction is expected to close in the second quarter of 2025 subject to the satisfaction of customary closing conditions.

A company presentation on the transaction will be accessible on Concentra’s website at https://ir.concentra.com.

Earnings Release and Conference Call

Concentra will release the financial results for its first quarter ended March 31, 2025, on Wednesday, May 7, 2025, after the market closes.

The company will host a conference call regarding its financial results on Thursday, May 8, 2025, at 9 a.m. Eastern Time. The conference call will be a live webcast and can be accessed via this Earnings Call Webcast Link or via Concentra’s website at https://ir.concentra.com. A replay of the webcast will be available shortly after the call at the same locations.

Participants may join the audio-only version of the webcast or participate in the question-and-answer session by calling:

Toll Free: 888-506-0062
International: 973-528-0011

Participant Access: All dial-in participants should ask to join the Concentra call.

About Concentra

Concentra is the largest provider of occupational health services in the United States by number of locations, with the mission of improving the health of America’s workforce, one patient at a time. Our approximately 11,000 colleagues and affiliated physicians and clinicians support the delivery of an extensive suite of services, including occupational and consumer health services and other direct-to-employer care. We support the care of approximately 50,000 patients each day on average across 45 states from approximately 620 occupational health centers, more than 150 onsite health clinics at employer worksites, and Concentra Telemed.

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Investor contact:

Bill Chapman
Vice President, Strategy and Investor Relations
972-725-6488
ir@concentra.com

Media contact:

Lynn Craig

Senior Director, Marketing

972-720-7862

mediarelations@Concentra.com

Source: Concentra Group Holdings Parent, Inc.